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                                                                  EXHIBIT 10.108


                           [ROTHSCHILD INC. LETTERHEAD]












                                                                   April 7, 1999




Board of Directors
National Auto Finance Company, Inc.
10302 Deerwood Park Blvd., Suite 100
Jacksonville, FL 32256

Gentlemen:

Reference is hereby made to: (i) the Restructuring Agreement, dated as of April 7, 1999 (the "Restructuring Agreement"), by and among National Auto Finance Company, Inc. ("NAFI"), National Auto Finance Company, L.P., Gary L. Shapiro, Edgar A. Otto, Stephen L. Gurba, The 1818 Mezzanine Fund, L.P., PC Investment Company, Progressive Investment Company, Inc., Manufacturers Life Insurance Company (U.S.A.), The Structured Finance High Yield Fund, LLC, Nova Financial Corporation and Nova Corporation, pursuant to which NAFI will, among other things, (a) restructure its outstanding Senior Subordinated Notes by issuing Amended and Restated Senior Subordinated Promissory Notes (which will permit NAFI, at its option, for a period of 24 months, to pay up to 50% of scheduled interest payments through the issuance of Convertible Senior Subordinated Notes which may be converted into Common Stock at a conversion price of $0.75 per share) and (b) issue an aggregate of (x) 7,071,429 shares of Common Stock to the Noteholders and (y) 1, 178,571 shares of Common Stock to the Equityholders and
(ii) the Note Exchange Agreement dated as of April 7, 1999 (the "Note Exchange Agreement") by and among NAFI and the Junior Noteholders, pursuant to which, NAFI will, among other things, restructure its outstanding Junior Notes by issuing Second Amended and Restated Promissory Notes (which will permit NAFI, to pay scheduled interest payments through the issuance of Junior Convertible Subordinated Notes which may be converted into Common Stock at a conversion price of $0.75 per share). In addition, pursuant to the Restructuring Agreement and the Note Exchange Agreement, the Noteholders, the Equityholders and the Junior Noteholders will waive all


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currently existing defaults and breaches by NAFI contained in the Agreements and the Junior Notes, as the case may be. Capitalized terms defined in the Restructuring Agreement and the Note Exchange Agreement and used but not otherwise defined herein are used herein as so defined.

In formulating our opinion, we have, among other things: (i) reviewed the proposed Restructuring Agreement and Note Exchange Agreement and related exhibits (collectively, the "Restructuring Documents"); (ii) performed site inspections; (iii) met with management of NAFI; (iv) reviewed certain publicly-available financial and other data with respect to NAFI, including the consolidated financial statements for the 1995, 1996 and 1997 fiscal years as reported on SEC Form 10-K (as amended) and the September 30, 1998, June 30, 1998 and March 30, 1998 quarterly reports on SEC Form 10-Q, and certain other financial and operating data relating to NAFI made available to us from published sources and from the internal records of NAFI; (v) reviewed certain financial and other data with respect to the sub-prime auto lending industry;
(vi) compared NAFI, from a financial point of view, with certain other companies in the sub-prime auto industry that we deemed relevant; (vii) considered the financial terms, to the extent publicly-available, of selected recent business combinations of companies in the sub-prime auto industry which we could reasonably foresee as relevant to NAFI's current situation; (viii) reviewed and discussed with management of NAFI historical and forecasted financial requirements for the execution of the Restructuring Documents; (ix) performed such other analyses and examination and considered such other financial, economic and market data as we deemed relevant and appropriate.

In connection with this review, we have not verified any information utilized or independently assumed any obligation to verify any information utilized, reviewed or considered by us in formulating our opinion and have relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for the Restructuring Documents that have been provided to us, we have assumed, but independently verified for purposes of our opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of preparation as to the future financial performance of NAFI. We have also assumed that there have not occurred any material changes in the assets, financial condition, results of operations, business or prospects for NAFI since the respective dates on which their most recent financial statements were made available to us. We have relied on advice of the respective counsel and independent accountants to NAFI as to all legal and financial reporting matters. In addition, we have neither assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of NAFI which it is agreed was beyond the scope of our assignment, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

We have further assumed that the Restructuring Documents will be executed substantially as presented.


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We have acted as financial advisor to NAFI in connection with the Restructuring and have been compensated for so doing. We have been retained to render this opinion and are being compensated therefor.

Based upon the foregoing and other factors we deem relevant and in reliance thereon, it is our opinion that the transactions contemplated by the Restructuring Documents are fair, from a financial point of view, to NAFI and the shareholders of NAM (other than the Equityholders and the Partnership, as to which we express no opinion).

                                                 Very truly yours,



                                                 /s/ ROTHSCHILD, INC.
                                                 Rothschild, Inc.



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